EXHIBIT 21.01

LIST OF SUBSIDIARIES

ABT Corporation, a New York corporation
Alyanza Software Corporation, a California corporation
bSource Acquisition Corporation, a Delaware corporation
Legal Anywhere, Inc., an Oregon corporation
Monkeys Acquisition Corp., a Delaware corporation
Niku Acquisition Corporation, a Delaware corporation
Niku Australia Pty Ltd.
Niku Canada Corporation
Niku Europe B.V.
Niku Sweden